Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement, dated September 10, 1997 (To Prospectus Supplement, dated August 27, 1997; to Prospectus, dated August 27, 1997)

                              DESCRIPTION OF NOTES

         The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:         7.125% Subordinated Notes Due September 17, 2012 (the
                        "Notes").

Aggregate
Principal Amount:       $15,000,000.00.

Price to Public:        100%

Issue Date:             September 17, 1997.

Stated Maturity:        September 17, 2012.

Interest Rate:          7.125% per annum.

Interest Payment Dates: Monthly on the 17th day of each month, commencing in
                        October 1997, and at Stated Maturity.

Regular Record Dates:   Each date that is 15 calendar days prior to the related
                        Interest Payment Date.

Sinking Fund:           The Notes are not subject to any sinking fund provision.

Redemption:             The Notes are subject to redemption, in whole but not in
                        part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date occurring March 17 or September 17, on or after September 17, 2001, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agents:         PaineWebber Incorporated

Agents' Discount
or Commission:          2.00%.

Minimum Denomination:   $1,000.

CUSIP Number:           17303 MHG 7.